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                                                                   EXHIBIT 10.17

                          ROY F. WESTON, INC.

                          SEVERANCE AGREEMENT




     Severance Agreement ("Agreement") made May 12, 1997 between Roy F. Weston, Inc., a Pennsylvania corporation, ("Weston") and
M. Christine Murphy ("Murphy").

                               BACKGROUND

     Murphy is currently Weston's Executive Vice President and Chief Financial Officer.

  Weston and Murphy have a written agreement with respect to Murphy's employment ("Full Time Employment Agreement") dated as of September 4, 1990, which is attached hereto as Exhibit A.

     Weston and Murphy have entered into (i) seven separate Non-Qualified Stock Option Agreements covering grants made on each of June 10, 1991, March 31, 1992, February 8, 1993, February 14, 1994, February 13, 1995, February 26, 1996
and February 18, 1997, respectively, attached hereto as Exhibits B-1 through B-7, and (ii) a Supplemental Retirement Agreement dated as of December 31, 1990, attached hereto as Exhibit C. The agreements referred to in the preceding sentence are collectively referred to as the "Benefit Agreements".

     As a result of the change in the composition of Weston's Board of Directors, Weston and Murphy agree that it would serve the best interests of each to provide Murphy with certain





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additional benefits in consideration of Murphy's agreement to terminate her employment with Weston.

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                               AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Resignation Date. Effective May 9, 1997, Murphy shall resign from her employment with Weston and from her position as Weston's Executive Vice President and Chief Financial Officer.

     2. Severance Benefits and Payment Conditions. In consideration of Murphy's resignation, Murphy shall receive the severance benefits set forth herein provided Murphy satisfies each of her agreements and undertakings under Sections 3 and 4 hereof. Murphy's entitlements under the Benefit Agreements and any employee benefit plan, including Weston's vacation plan, applicable to a class of Weston employees which includes Murphy shall be as provided for therein without regard to this Agreement, except as expressly provided under
Section 2 or 3 hereof. The severance benefits under this Agreement are as set forth below:

     (a) Salary Continuation. Weston shall pay Murphy at the rate of $15,340 per month for nine months, effective as of May 10, 1997 and ending February 9, 1998. Weston shall make installment payments to Murphy on its regular payroll dates during such nine-month period. If Murphy dies before the last



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         payment, the remaining payments shall be paid to her estate.  The salary continuation payments hereunder shall be in lieu of any benefit or amount otherwise payable on account of employment termination under any Weston severance plan or program or the Full Time Employment Agreement.

     (b) Automobile. Weston shall permit Murphy to use the automobile which it currently has under lease for her use, and shall pay expenses associated therewith that it currently pays, until November 9, 1997.

     (c) Salary-At-Risk. Weston shall pay Murphy the amount she earned under its Salary-At-Risk Program for the calendar quarters ended March 31, 1997 and June 30, 1997, if any. Weston shall make the payment on or about the date Weston makes Salary-At-Risk payments to participating employees.

     (d) Supplemental Retirement Agreement. The annual amount payable under the Supplemental Retirement Agreement commencing at age 65 shall be $12,000. For purposes of the Supplemental Retirement Agreement, Murphy's termination shall be treated as an involuntary termination which is not for cause.

     (e) Medical Benefits. Weston shall provide medical, dental and prescription plan benefits for Murphy on the same basis as in effect for active employees until February 9, 1998 or until she sooner elects that such coverages cease. After such period, Murphy may elect continuation coverage completely at her own expense as provided by law.


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     (g) Outplacement.  Weston shall provide Murphy $20,000 for outplacement services, as designated in writing by Murphy, and if no such designation has been furnished by Murphy by June 8, 1997, Weston shall pay the sum of $20,000 to Murphy.

     3. Murphy's Agreements and Undertakings.

     (a) Cooperation Requirement. During the severance period (May 10, 1997 through February 9, 1998), at Weston's reasonable request, Murphy shall provide Weston such information pertaining to her employment with Weston as she may have and assist Weston to transfer her duties to such successor or successors as Weston may designate. Weston shall reimburse Murphy for all reasonable expenses she incurs in fulfilling her obligations under the preceding sentence.

     (b) Non-Competition Requirement. Weston's obligation to make payments or provide benefits under Section 2, including all payments under the Supplemental Retirement Agreement, shall terminate and Weston shall have all of the rights and remedies provided for in Section 10 of the Full-Time Employment Agreement as well as restitution of payments made or the cost of benefits provided hereunder if Murphy, without Weston's prior written approval, either directly or indirectly, for her own account or for the account of another person or entity, for a period of two years from and after May 9, 1997,

         (i) acquires or holds a 5% equity or profit interest in any competitor of Weston or any "Weston affiliate"



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         (the terms "competitor" and "Weston affiliate" are defined below in
         3(b)(iii)).

         (ii) solicits any environmental consulting, remediation or related business from any person or entity that was at any time during the two years immediately preceding May 9, 1997 a client of Weston or any "Weston affiliate" or potential client as to whom Weston or any "Weston affiliate" had rendered a significant volume of service or had a significant amount of direct business contact for the purpose of soliciting future business; or

         (iii) renders services to any competitor of Weston or any "Weston affiliate", if such services are similar in nature (in whole or in part) to services Murphy rendered to Weston or any "Weston affiliate" at any time during the two years immediately preceding May 9, 1997. For this purpose a competitor is any person or entity that performs environmental consulting, remediation or related services.

For purposes of this Section, the term "Weston affiliate" shall mean any business in which Weston owns directly or indirectly at least 50% of the equity interests or 50% of the profit interests. This Section supersedes the non-competition covenant of Section 8 of the Full-Time Employment Agreement, except as provided under Section 10 thereof. This Section replaces the non-competition provision of Section 13 of Supplemental Retirement Agreement.



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     (c) Release.  Murphy and Weston shall deliver a release to each other in the form attached hereto as Exhibit D.

     4. Mutual Agreement and Undertaking. Weston and Murphy agree that each shall refrain from any communication of any kind or in any form which could reasonably be construed as detrimental to the other and, with respect to Murphy's communications, detrimental to Weston's directors, officers or employees. In the course of any legal or administrative proceedings both parties shall at all times tell the truth. In addition, Weston agrees to provide Murphy with a letter of reference in the form attached hereto as Exhibit E.

     5. Acceleration Election. Weston may, at its option, at any time or from time to time, in its absolute and sole discretion, accelerate the time and the manner of making any one or more payments required by this Agreement.

     6. Non-Alienation. None of the rights or payments contemplated under this Agreement may be sold, given away, assigned, transferred, pledged, mortgaged, alienated, hypothecated or in any way encumbered or disposed of by Murphy, or any executor, administrator, heir, legatee, distributee, relative or any other person or entity, whether or not in being, claiming under Murphy by virtue of this Agreement, and none of the rights or benefits contemplated by this Agreement shall be



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subject to execution, attachment or similar process.  Any sale, gift, assignment, transfer, pledge, mortgage, alienation, hypothecation or encumbrance, or other disposition of this Agreement or of such rights or benefits contrary to the foregoing provisions, or the levy or any attachment or similar process thereon, shall be null and void and without effect.

     7. Taxes. Weston shall withhold from payments to Murphy and remit to the appropriate government agencies such payroll taxes and income withholding as Weston determines is or may be necessary under applicable law with respect to amounts paid under this Agreement.

     8. General Obligation. The rights and benefits of Murphy hereunder shall be solely those of an unsecured creditor of Weston.

     9. Waiver of Breach. Weston's failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall Weston's waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

     10. Modification. This Agreement shall not be modified or amended except by written instrument duly executed by Weston and Murphy.



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     11. Severability.  If any clause, sentence, paragraph, section, or part of this Agreement shall be held by any court of competent jurisdiction to be invalid, such judgment shall not affect, impair or invalidate any of the other parts hereof.

     12. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either hand-delivered to the addressee or sent by registered or certified mail, if to Murphy, to Murphy's address as shown on Weston's books, and if to Weston, addressed to Weston's Chief Executive Officer at Weston's principal business office located at One Weston Way, West Chester, Pennsylvania 19380-1499 or such other address as Weston or Murphy may designate in writing.

     13. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the City of Philadelphia in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding upon the parties, and judgment upon the decision rendered in such arbitration may be entered in any court having jurisdiction.

     14. Binding Agreement. This Agreement shall inure to the benefit of and be binding upon Weston and its successors and upon Murphy, her heirs and legal representatives. This Agreement shall not be assignable by Murphy and shall be assignable by Weston only to a person or entity which may become a successor in



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interest to Weston and which is bound hereby.

     15. Captions. The captions of the various provisions shall not be deemed a part of this Agreement and shall not be construed in any way to limit the contents hereof but are inserted herein only for reference and for convenience of the parties.

     16. Governing State Law. This Agreement may be executed at different times in different places, but all questions concerning the construction or validity hereof, or relating to performance hereunder, shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.

     17. No Changes. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements and undertakings, written or oral.

     IN WITNESS WHEREOF, Weston has caused this Agreement to be executed by its duly authorized officers, and Murphy has hereunto set her hand and seal as of the day and year first above written.


ATTEST:                                    ROY F. WESTON, INC.


_____________________________              By:_____________________________
Secretary
(SEAL)


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                                           M. Christine Murphy




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